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                                                                 Exhibit 10.19.1


                         EXECUTIVE EMPLOYMENT AGREEMENT


                  EMPLOYMENT AGREEMENT made as of May 30, 2000 by and between Exult, Inc. (the "Company"), and Kevin Campbell ("Executive").

                  1.       DUTIES AND RESPONSIBILITIES.

                  A. Executive shall serve as the Company's Operations President and shall report to and perform the duties and responsibilities assigned to Executive by the Company's Chief Executive Officer, or such other person as may be designated by the Company's Chief Executive Officer.

                  B. Executive's duties will include management of and responsibility for the outsourcing operations of the Company, including without limitation the following functions as they relate to the Company's outsourcing operations: (i) sales, (ii) implementation of client contracts and transition of clients to the Company's services and systems, (iii) client management and relations, (iv) delivery of outsourcing services, and (v) profitability of operations. The Company's Chief Executive Officer or Board of Directors may also assign other duties and responsibilities to Executive that are reasonably related to the foregoing.

                  C. Executive shall be based at the Company's office located at the Corporate Headquarters at 4 Park Plaza, Suite 1000, Irvine, California, but Executive shall be required to travel to other geographic locations in connection with the performance of his executive duties.

                  2. PERIOD OF EMPLOYMENT. Executive's employment with the Company shall be governed by the provisions of this Agreement for the period commencing May 30, 2000 and continuing until this Agreement terminates pursuant to written notice by either the Company or Executive. The period during which Executive's employment continues in effect shall be hereafter referred to as the "Employment Period." However, notwithstanding the foregoing, commencement of Executive's employment will be subject to Executive's lawful and effective cessation of partnership with and resignation from Ernst & Young LLP or its successors, and his lawful and effective cessation of any employment or consulting relationship with any other third party.

                  3.       CASH COMPENSATION.

                  A. Executive's initial base salary shall be $400,000 per year payable in accordance with the Company's standard payroll schedule. Executive's base salary shall be subject to annual review by the Company, and may be increased or decreased in the Company's discretion.

                  B. For each fiscal year during the Employment Period, Executive shall be eligible for a bonus. Executive's annual incentive target will be 50% of Executive's base salary as in effect on the first day of the fiscal year for which the bonus is paid, prorated for the portion of the first fiscal year of the Employment Period. The bonus amount will be based
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on the financial performance of the Company as determined and measured by the
Company's Board of Directors and Chief Executive Officer. The bonus amount is intended to reward contribution to the Company's performance over an entire fiscal year, and consequently will be paid only if Executive is employed and in good standing at the time of bonus payments, which generally occurs within 45 days after the close of the Company's fiscal year. Bonus determinations will be made in the Company's sole discretion.

                  C. The Company may deduct and withhold from the compensation payable to Executive hereunder any and all applicable federal, state and local income and employment withholding taxes and any other amounts required to be deducted or withheld by the Company under applicable statutes, regulations, ordinances or orders.

                  4. EQUITY COMPENSATION. Pursuant and subject to the terms and conditions of the Company's stock option plan and approval by the Company's Board of Directors, the Company will grant to Executive an option to purchase shares of the Company's Common Stock. The option will vest and become exercisable in installments over time beginning on the first anniversary of the commencement of the Employment Period and continuing for three years thereafter. The option price will be the fair market value per share of Common Stock on the date of grant, as determined by the Company's Board of Directors.

                  5. EXPENSE REIMBURSEMENT. In addition to the compensation specified in Section 3, Executive shall be entitled, in accordance with the Company's reimbursement policies in effect from time to time, to receive reimbursement from the Company for reasonable business expenses incurred by Executive in the performance of his duties hereunder, provided Executive furnishes the Company with vouchers, receipts and other details of such expenses in the form required by the Company sufficient to substantiate a deduction for such business expenses under all applicable rules and regulations of federal and state taxing authorities.

                  6.       FRINGE BENEFITS.

                  A. Executive shall, throughout the Employment Period, be eligible to participate in all executive life and disability insurance programs, group term life insurance plans, group health plans, accidental death and dismemberment plans and disability programs and other executive perquisites which are made available to the Company's executives and for which Executive qualifies.

                  B. Executive shall earn vacation time during the Employment Period at the rate of four (4) weeks per year. Vacation shall accrue and be taken pursuant to the Company's vacation benefit policy set forth in the Company's Employee Handbook.

                  7. MOVING EXPENSES. The Company will advance Executive up to the maximum as specified in the Company's Executive relocation policy for reasonable expenses incurred by Executive in relocating from Atlanta to Orange County. The Company's complete policy on moving expenses can be obtained from the Company's Human Resources Department. The moving expense advance will be forgiven by the Company at the rate of


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one-eighteenth (1/18) of the advanced amount each month Executive remains employed by the Company. Should Executive terminate his employment prior to full repayment of the advanced amount, amounts that remain outstanding will be deducted from Executive's final paychecks for unpaid wages and accrued but unused vacation, or from any severance due to Executive.

8.       EMPLOYMENT AT WILL; SEVERANCE.

                   A. Executive's employment with the Company is at will and not for a specific term and may be terminated by either the Company or Executive at any time, for any reason without notice. Similarly the Company may change the terms and conditions of Executives employment at any time for any reason.

                  B. If the Company terminates Executive's employment for cause, as defined below, the Company shall have no further obligation to Executive under this Agreement or any other severance obligation other than for accrued but unpaid salary and vacation as of the date of termination. For purposes of this Agreement, "cause" shall mean a reasonable belief that Executive has engaged in any one of the following: (i) financial dishonesty, including, without limitation, misappropriation of funds or property, or any attempt by Executive to secure any personal profit related to the business or business opportunities of the Company without the informed, written approval of the Company's Board of Directors; (ii) refusal to comply with reasonable directives of the Company's Chief Executive Officer or Board of Directors; (iii) gross negligence or reckless or willful misconduct in the performance of Executive's duties; (iv) repeated failure to achieve reasonable performance standards that have been described by the Company in writing and communicated to Executive in reasonable detail, or continuing neglect in the performance of duties assigned to Executive; (v) intentional misconduct which has a materially adverse effect upon the Company's business or reputation; (vi) the conviction of, or plea of nolo contendre to, any felony, or any misdemeanor involving moral turpitude or fraud; (vii) the material breach of any provision of this agreement or any other legal obligation or representation to the Company, and if such breach is susceptible of cure, failure to cure such breach within thirty days of the Company's delivery to Executive of notice of the breach and demand for cure; or
(viii) violation of Company policies including, without limitation, the Company's policies on equal employment opportunity and prohibition of unlawful harassment.

                  C. Contingent upon execution and delivery to the Company of an unconditional release in form satisfactory to the Company of all claims against the Company and its affiliates and the officers, directors, and employees of the Company and its affiliates, and any other persons that the Company or its affiliates would be required to indemnify, arising from or in connection with this Agreement or Executive's employment with the Company or the termination of that employment, Executive will be entitled to severance in the greater amount of the Company's current standard Executive Severance Policy or as specified below:

                  (i) If the Company terminates Executive's employment other than for cause, death or disability, Executive will be entitled to receive one year's annual salary and bonus,


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measured by Executive's salary as in effect on the first day of the fiscal year in which termination occurs, and payable in a lump sum within 90 days of termination.

                  (ii) Within 18 months following a change in control of the Company, if (i) Executive's employment is terminated other than for cause, or
(ii) Executive is assigned a level of responsibility or duties not commensurate with his level and duties as in effect at the time of the change in control, or his salary or bonus target is reduced below the levels prevailing at the time of the change in control, or his primary location of work is greater then 50 miles from his primary location of work at the time of the change in control, and Executive resigns his employment within 180 days after such change in his duties, compensation or primary work location, Executive will be entitled to receive one year's salary and bonus measured by Executive's salary as in effect at the time of the change in control and payable in a lump sum within 90 days of termination.

                  (iii) If Executive dies during the Employment Period, this letter agreement will terminate and the Company shall have no obligations hereunder, except that Executive's legal representatives shall be entitled to receive six months of Executive's annual salary, payable in equal installments in accordance with Company's standard payroll schedule (subject to all applicable withholdings required by law), but reduced (not below 0) by the aggregate amount of any death benefits provided by Company, whether through insurance purchased by the Company or otherwise.

                  (iv) If during the Employment Period Executive becomes physically or mentally disabled, whether totally or partially, as evidenced by a written statement of a competent physician licensed to practice medicine in the United States who is mutually acceptable to the Company and Executive (or Executive's legal representative if Executive is not then able to make such a choice), so that Executive is unable substantially to perform his obligations under this Agreement for (i) a period of 60 consecutive days or (ii) for shorter periods aggregating to 60 days during any one year, the Company may, without any liability under this agreement and by written notice to Executive, at any time after the last day of the consecutive 60 days of disability or the day on which the shorter periods of disability equal an aggregate of 60 days, suspend or terminate the Employment Period without any severance obligation, except that Executive shall be entitled to continue to receive payments of his salary, as in effect at the time the determination of disability is made, in accordance with the Company's regular payroll schedule for a period 180 days, provided that such obligation will be reduced (but not below 0) by the aggregate amount of any monthly disability benefits provided by or through the Company during the period of 180 days following the determination of disability, whether through insurance purchased by the Company or otherwise. The Company may then discontinue payments of Executive's annual salary for the duration of the disability or until earlier termination of Executive's employment.

                  D. Notwithstanding anything herein to the contrary, the Company shall have no obligation to make any severance payments to Executive, and Executive shall return to the Company any severance payments made by the Company to Executive, if at any time after termination of employment Executive breaches in any material respect any provision of any legal obligation to the Company, and if such breach is susceptible of cure, fails to cure such breach within thirty days of the Company's delivery to Executive of notice of the breach and


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demand for cure, and any severance payment obligation of the Company will be suspended pending such cure.

9.       REPRESENTATIONS AND RESTRICTIVE COVENANTS.

A. In order to induce the Company to hire him as set forth in this Agreement, Executive represents, warrants and undertakes to the Company as follows:

                   (i) Executive has been fully advised by counsel independent of the Company of his obligations under and the terms of all agreements and other obligations applicable to his relationship with Ernst & Young LLP (including without limitation as a partner thereof), its successors, and all other prior employers or parties engaging Executive's services (collectively, the "Prior Employers"). Executive does and will rely upon his own judgment and the advice he receives from counsel independent of the Company in any action he takes (or decides not to take) in relation to all of the matters referred to in this Agreement, but Executive will keep the Company fully informed of the nature and extent of his obligations to all Prior Employers at any time and any steps Executive proposes to take to effect his disengagement from all Prior Employers.

                  (ii) Executive has been fully advised by counsel independent of the Company of his obligations under and the terms of this Agreement and the other documents referenced in Section 15.

                  (iii) Executive is under no contractual restriction or other restrictions or obligations that are inconsistent with the execution of this Agreement or the performance of Executive's duties and covenants hereunder, and will not breach any obligations to any Prior Employer.

                   (iv) Without in any way detracting from the generality of paragraph (iii), Executive will not, during his employment with the Company, improperly use or disclose any confidential information, proprietary information or trade secrets belonging to any Prior Employer, or bring onto the premises of the Company or in any other way use or refer to any unpublished document or any property belonging to any Prior Employer unless consented to in writing by them, and will return all property and confidential information belonging to any Prior Employer. This is in addition to all obligations of Executive under the Confidential Information and Assignment of Inventions Agreement.

                   (v) Executive is under no physical or mental impairment that would interfere with Executive's ability to perform his duties hereunder.

                  (vi) Executive has full right and power to enter into this Agreement and perform his duties and covenants hereunder without any consent from any third party.

                  (vii) Executive's performance of his duties and covenants hereunder will not infringe the rights, including intellectual property rights, of any third party.


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                  B.  During the Employment Period:

                  (i) Executive shall devote his full business time and energy solely and exclusively to the performance of his duties to the Company, and to render his services under this Agreement fully, faithfully, diligently, and to the best of his ability.

                  (ii) Executive shall not directly or indirectly provide services to or through any person, firm or other entity except the Company, unless otherwise authorized by the Company's Board of Directors in writing.

                  (iii) Executive shall not render any services of any kind or character for Executive's own account or for any other person, firm or entity without first obtaining the Company's written consent.

Executive, however, shall have the right to perform such incidental services as are necessary in connection with (a) Executive's private passive investments, but only if Executive is not obligated or required to (and shall not in fact) devote any managerial efforts which interfere with the services required to be performed by him, or (b) Executive's charitable or community activities, or participation in trade or professional organizations, but only if such incidental services do not interfere with the performance of Executive's services to the company.

                  10. NON-COMPETITION. Executive acknowledges and agrees that given the extent and nature of the confidential and proprietary information he will obtain during the course of his employment with the Company, it would be inevitable that such confidential information would be disclosed or utilized by the Executive should he obtain employment from, or otherwise become associated with, an entity or person that is engaged in a business or enterprise that directly competes with the Company. Consequently, during any period for which Executive is receiving payments from the Company, either as wages or as a severance Executive shall not, without prior written consent of the Company's Board of Directors, directly or indirectly own, manage, operate, join, control or participate in the ownership, management, operation or control of, or be employed or engaged by or connected in any manner with, any enterprise which is engaged in any business competitive with or similar to that of the Company; provided, however, that such restriction shall not apply to any passive investment representing an interest of less than two percent (2%) of an outstanding class of publicly-traded securities of any company or other enterprise which is not, at the time of such investment, engaged in a business competitive with the Company's business. This Section 10 does not limit Executive's obligations under the Confidential Information and Assignment of Inventions Agreement referred to in Section 12.

                  11. NON-SOLICITATION. During the Employment Period and for one
(1) year following termination of Executive's employment, Executive shall not encourage or solicit any of the Company's employees to leave the Company's employ for any reason or interfere in any other manner with employment relationships at the time existing between the Company and its employees; or solicit any client of the Company, induce any of the Company's clients to terminate its existing business relationship with the Company or interfere in any other manner with any existing business relationship between the Company and any client or other third party. Executive hereby acknowledges that monetary damages may not be sufficient to


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compensate the Company for any economic loss which may be incurred by reason of his breach of the foregoing restrictive covenants. Accordingly, in the event of any such breach, the Company shall, in addition to any remedies available to the Company at law, be entitled to obtain equitable relief in the form of an injunction precluding Executive from continuing such breach.

                  12. PROPRIETARY INFORMATION. As a condition precedent to Executive's employment with the Company, Executive will execute the Company's standard Confidential Information and Assignment of Inventions Agreement. Executive's obligations pursuant to the Confidential Information and Assignment of Inventions Agreement will survive termination of Executive's employment with the Company.

                  13. SUCCESSORS AND ASSIGNS. This Agreement is personal in its nature and the Executive shall not assign or transfer his rights under this Agreement.

                  14. NOTICES. Any notices, demands or other communications required or desired to be given by any party shall be in writing and shall be validly given to another party if served either personally or if deposited in the United States mail, certified or registered, postage prepaid, return receipt requested. If such notice, demand or other communication shall be served personally, service shall be conclusively deemed made at the time of such personal service. If such notice, demand or other communication is given by mail, such notice shall be conclusively deemed given forty-eight (48) hours after the deposit thereof in the United States mail addressed to the party to whom such notice, demand or other communication is to be given as hereinafter set forth:

        To the Company:  Exult, Inc.
                         4 Park Plaza, Suite 1000
                         Irvine, California  92614
                         Attention:  Chief Executive Officer

        To Executive:    Kevin Campbell
                         At his address of record as maintained in the Company's employment files

Any party may change its address for the purpose of receiving notices, demands and other communications by providing written notice to the other party in the manner described in this paragraph.

                  15. GOVERNING DOCUMENTS. This Agreement and the Company's Confidential Information and Assignment of Inventions Agreement, and the separate documentation related to Executive's stock options and loan from the Company constitute the entire agreement and understanding of the Company and Executive with respect to the terms and conditions of Executive's employment with the Company and the provision by the Company of any consideration or severance benefits and supersedes all prior and contemporaneous written or verbal agreements and understandings between Executive and the Company relating to such subject matter. This Agreement may only be amended by written instrument signed by Executive and an authorized officer of the Company. Any and all prior


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agreements, understandings or representations relating to the Executive's employment with the Company are terminated and cancelled in their entirety and are of no further force or effect.

                  16. GOVERNING LAW. The provisions of this letter agreement will be construed and interpreted under the laws of the State of California applicable to agreements executed and to be wholly performed within the State of California. If any provision of this Agreement as applied to any party or to any circumstance should be adjudged by a court of competent jurisdiction to be void or unenforceable for any reason, the invalidity of that provision shall in no way affect (to the maximum extent permissible by law) the application of such provision under circumstances different from those adjudicated by the court, the application of any other provision of this Agreement, or the enforceability or invalidity of this Agreement as a whole. Should any provision of this Agreement become or be deemed invalid, illegal or unenforceable in any jurisdiction by reason of the scope, extent or duration of its coverage, then such provision shall be deemed amended to the extent necessary to conform to applicable law so as to be valid and enforceable or, if such provision cannot be so amended without materially altering the intention of the parties, then such provision will be stricken and the remainder of this Agreement shall continue in full force and effect.

                  17. REMEDIES. All rights and remedies provided pursuant to this Agreement or by law shall be cumulative, and no such right or remedy shall be exclusive of any other. A party may pursue any one or more rights or remedies hereunder or may seek damages or specific performance in the event of another party's breach hereunder or may pursue any other remedy by law or equity, whether or not stated in this Agreement.

                  18. ARBITRATION. Any and all disputes between Executive and the Company that arise out of Executive's employment with the Company shall be resolved through final and binding arbitration. This shall include, without limitation, disputes relating to this Agreement, Executive's employment by the Company or the termination thereof, claims for breach of contract or breach of the covenant of good faith and fair dealing, and any claims of discrimination or other claims under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans With Disabilities Act, the California Fair Employment and Housing Act, or any other federal, state or local law or regulation now in existence or hereinafter enacted and as amended from time to time concerning in any way the subject of Executive's employment with the Company or its termination. The only claims not covered by this Agreement are claims for benefits under the workers' compensation or unemployment insurance laws, which will be resolved pursuant to those laws. Binding arbitration will be conducted in Orange County, California in accordance with the rules and regulations of the American Arbitration Association. Each party will split the cost of the arbitration filing and hearing fees, and the cost of the arbitrator; each side will bear its own attorneys' fees, that is, the arbitrator will not have authority to award attorneys' fees unless a statutory section at issue in the dispute authorizes the award of attorneys' fees to the prevailing party, in which case the arbitrator has authority to make such award as permitted by the statute in question. Executive understands and agrees that the arbitration shall be instead of any civil litigation and that this means that he is waiving his right to a jury trial as to such claims. The parties further understand and agree that the arbitrator's decision shall be


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final and binding to the fullest extent permitted by law and enforceable by any court having jurisdiction.

                  19. NO WAIVER. The waiver by either party of a breach of any provision of this Agreement shall not operate as or be construed as a waiver of any later breach of that provision.

                  20. COUNTERPARTS. This Agreement may be executed in more than one counterpart, each of which shall be deemed an original, but all of which together shall constitute but one and the same instrument.

                                   EXULT, INC.

                                   --------------------------------
                                   By:  James C. Madden, V
                                   Title:   President & CEO



                                   --------------------------------
                                   Kevin Campbell


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